UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.)

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Definitive Proxy Statement
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BALLY’S CORPORATION
(Name of Registrant as Specified In Its Charter)

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Supplement to the Definitive Proxy Statement
for the 2026 Annual Meeting of Shareholders
To be Held on Thursday, May 19, 2026

EXPLANATORY NOTE

This proxy statement supplement (the “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Bally’s Corporation (the “Company”) on April 9, 2026.

The Proxy Statement inadvertently omitted the “Pay Versus Performance” section. This Supplement is being filed to add the “Pay Versus Performance” section following the “Equity Compensation Plan Information” section on page 25 of the Proxy Statement. This additional information is provided below.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “General Information About the Annual Meeting and Voting.”

Pay Versus Performance

Year	Robeson Reeves		Lee Fenton		Average Summary Compensation Table Total for Non‑PEO Named Executive Officers(1)	Average Compensation Actually Paid to Non‑PEO Named Executive Officers (2)
	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)
2025	$8,658,602	$11,034,926	$—	$—	$2,939,944	$3,282,825
2024	$2,290,759	$2,987,926	$—	$—	$1,329,282	$1,584,671
2023	$4,537,197	$3,609,523	$1,571,215	$851,126	$1,814,783	$1,427,000

	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (3)	Net Income (Loss)(4) (in thousands)
2025	85.24	$(701,098)
2024	95.30	$(567,754)
2023	71.93	$(187,500)

(1) Mr. Reeves was our principal executive officer (“PEO”) from March 31, 2023 through December 31, 2023 and for the full years of 2024 and 2025. Mr. Fenton was our PEO from January 1, 2023 through March 31, 2023. For 2025, our non-PEO named executive officers (“Non-PEO NEOs”) were Ms. Barker, Mr. Papanier, and former executive Marcus Glover. For 2024, our Non-PEO NEOs were Ms. Barker and Messrs. Eaton and Papanier, and former executive Marcus Glover. For 2023, our Non-PEO NEOs were Ms. Barker and Messrs. Eaton and Papanier, and former executives Marcus Glover and Robert Lavan.

(2)    For 2025 (the “Covered Year”), the values included in this column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs for purposes of this Pay Versus Performance table (“PVP Table”):

Compensation Actually Paid represents the Summary Compensation Table Totals adjusted for the following items:	2025
For Robeson Reeves:
Less Summary Compensation Table “Stock Awards” value	$(590,012)
Less Summary Compensation Table “Option Awards” value	(5,003,460)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	7,717,305
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	(48,928)
Plus vesting date fair value of equity awards granted and vested in Covered Year	343,830
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	2,869
Less fair value as of prior year-end equity awards that failed to vest in the Covered Year	(45,280)
Plus dollar value of dividends/earnings paid on equity awards during Covered Year	—
For Non-PEO NEOs (Average):
Less Summary Compensation Table “Stock Awards” value	$(332,768)
Less Summary Compensation Table “Option Awards” value	(1,111,880)
Plus year-end fair value of outstanding equity awards granted in Covered Year that are outstanding and unvested as of the Covered Year-end	1,825,575
Change in fair value (from prior year-end to Covered Year-end) of equity awards granted in prior years that are outstanding and unvested as of the Covered Year-end	(20,047)
Plus vesting date fair value of equity awards granted and vested in Covered Year	—
Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in Covered Year	(17,999)
Less fair value as of prior year-end equity awards that failed to vest in the Covered Year	—
Plus dollar value of dividends/earnings paid on equity awards during Covered Year	—

(3)    For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common shares, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on NYSE on December 30, 2022 through and including the last day of the fiscal year covered (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2025, 2024 and 2023, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4)    Amounts represent net income reflected in the Company’s audited financial statements for the applicable year and is calculated in accordance with U.S. Generally Accepted Accounting Principles. For 2025, net income represents the sum of net income for the Predecessor period (from January 1, 2025 to February 7, 2025) and for the Successor period (from February 8, 2025 to December 31, 2025) of $51.0 million and $650.1 million, respectively.

The following graphical comparisons provide descriptions of the relationships of the compensation actually paid to the PEO and the average of the compensation actually paid to our Non-PEO NEOs (in each case as set forth in the PVP table above) to (1) our cumulative total shareholder return, and (2) the performance measure Net Income (Loss), each as set forth in the PVP Table above.